Exhibit 10.15(B)

Confidential

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) by and between Steven E. Benner, M.D. (“Executive”) and OncoMed Pharmaceuticals, Inc. (the “Company”), with reference to the following facts:

A. Executive’s employment with, and his position as Senior Vice President and Chief Medical Officer of, the Company will end effective upon the Termination Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Employment Separation Date. Executive acknowledges that his status as an officer and employee of the Company terminated effective November 18, 2011 (the “Termination Date”).

2. Severance Payments and Benefits.

(a) Severance Payments. Contingent upon Executive’s execution of this Agreement without revocation, during the period commencing on the later of (i) November 19, 2011 or (ii) the payroll date that is at five business days following the Effective Date and ending six months thereafter, the Executive shall continue to receive his regular base salary, as in effect on November 18, 2011, less all applicable taxes and other authorized withholding and paid in accordance with the Company’s normal payroll practices (the “Severance Payments”).

(b) Expense Reimbursements. The Company shall promptly reimburse Executive for all as yet unreimbursed business expenses reimbursable under the Company’s expense reimbursement policy, providing Executive submits the expenses to the Company within fifteen (15) days after signature of this Agreement.

Confidential

(c) Healthcare Continuation. After November 30, 2011, Executive and/or Executive’s covered dependents may elect to receive continued healthcare coverage, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Contingent upon Executive’s execution of this Agreement without revocation, and provided that Executive and/or his covered dependents elect to receive COBRA benefits, the Company shall reimburse Executive for the amount of COBRA premiums paid in excess of the Executive’s normal contribution to medical, dental and vision benefits through the earlier of (i) May 31, 2012, or (ii) the date upon which Executive and/or his covered dependents are no longer eligible for COBRA.

(d) Stock Options. The Company and Executive acknowledge and agree that, as of November 18, 2011, Executive holds 267,783 options (collectively, the “Stock Options”) to purchase shares of Company common stock that are unvested, or as to which the Company has a right of repurchase, and 836,714 shares of Company common stock that are vested, or as to which the Company’s right of repurchase has expired. All unvested Stock Options shall be cancelled as of the Termination Date. Except as so expressly stated, the Executive’s rights with respect to all Stock Options shall be governed by the terms of the applicable Stock Option Plan(s), Agreement(s) and Notice(s) of Grant.

(e) Taxes. Executive understands and agrees that all payments under Section 2 of this Agreement will be subject to any legally required tax withholdings. To the extent any personal income taxes may be payable by the Executive for the benefits provided to him under Section 2 of this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by him to make required personal income tax payments.

(f) Sole Separation Benefit. Executive agrees that this Agreement supersedes and replaces the severance terms of the employment offer letter between the Executive and the Company dated February 5, 2007 (the “Employment Agreement”) and the Change in Control and Severance Agreement executed by the Executive effective July 30, 2009 (“Change in Control Agreement”), and that Company has no further obligations to the Executive under the terms of the Employment Agreement or Change in Control Agreement.

3. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

Confidential

4. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 4, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever related to his employment or his ownership of equity or options to purchase equity in the Company, based on anything that has occurred as of the date Executive signs this Agreement.

(a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and Execustaff HR, and each of their respective owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent related to his employment or his ownership of equity or options to purchase equity in the Company (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200 in connection with any Claims related to Executive’s employment or ownership of equity or options to purchase equity in the Company, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract entered into in conjunction with Executive’s employment or ownership of equity or options to purchase equity in the Company; Claims arising in tort regarding Executive’s employment or ownership of equity or options to purchase equity in the Company, including,

Confidential

without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing, all in connection with Executive’s employment or ownership of equity or options to purchase equity in the Company; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees, all in connection with Executive’s employment or ownership of equity or options to purchase equity in the Company.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims for indemnification under California Labor Code Section 2802;

(v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment;

(vi) All rights arising out of this Agreement;

(vii) All rights Executive has or may have in the future, as a holder of shares in the Company; and

(viii) Any other Claims that cannot be released as a matter of law.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

Confidential

(i) Executive has the right to consult with an attorney before signing this Agreement;

(ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii) Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing by facsimile or email, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Alicia J. Hager, Vice President, Legal Affairs, OncoMed Pharmaceuticals, 80 Chesapeake Drive, Redwood City, CA 94063, fax: (650) 298-8600, email: Alicia.Hager@oncomed.com.

5. The Company’s Release of Executive. The Company, on behalf of itself, its insurers and successors in interest, and all persons claiming by, on behalf of, or through the Company, agrees not to sue, or otherwise file any claim against the Executive, Executive’s heirs and assigns, successor in interests, agents and attorneys (the “Executive’s Releasees”), for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement. The Company, on behalf of itself and its affiliates, divisions, predecessors, successors, assigns, agents, and insurers, and all persons claiming by, on behalf of, or through the Company, hereby releases and forever discharges Executive’s Releasees of and from any and all actions or claims, in law or in equity, of any nature whatsoever, known or unknown, related to Executive’s work and employment with the Company (hereinafter called “Company’s Claims”), which the Company now has or may hereafter have against the Executive or Executive’s Releasees. Notwithstanding the generality of the foregoing, the Company does not release any Company Claims, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement or the Confidentiality Agreement, or as a result of any acts of intentional misconduct (including but not limited to fraud, embezzlement, misappropriation or other malfeasance).

6. Waiver of Unknown Claims. EXECUTIVE AND THE COMPANY, AND EACH OF THEM, ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR

Confidential

AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE AND THE COMPANY, AND EACH OF THEM, HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THEIR RESPECTIVE RELEASES.

7. Non-Disparagement, Transfer of Company Property, Response to Third Party Inquiries. The parties further agree that:

(a) Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b) Transfer of Company Property. Within five days of the Termination Date, Executive shall return his Company-issued laptop computer, with all Company files and data intact, and shall return all files, memoranda, records, and other documents, and any other physical or personal property (including but not limited to Executive’s access card) which are the property of the Company and which he has in his possession, custody or control. Executive may retain his Company-issued Blackberry, and the Company will cooperate with Executive in transferring to him the Blackberry number and service contract; provided, however, that Executive shall give the Blackberry to the Company’s IT personnel within five days of the Termination Date so that the Company can remove from the Blackberry all Company information and files and shall return the Company-issued laptop with all Company data and files intact.

(c) Response to Third Party Inquiries. The Company will respond as follows to inquiries from any third party about Executive’s separation: “Following four years of heading OncoMed’s clinical programs, Dr. Benner has elected to move onto new professional challenges. Dr. Benner has provided critical leadership and guidance during a key juncture in OncoMed’s development. OncoMed is grateful for his contributions and wishes him success in his future endeavors.”

8. Representations.

(a) Executive’s Representations. Executive warrants and represents that (i) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (ii) Executive has

Confidential

reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (iii) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (iv) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (v) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive and Company, as applicable, enforceable in accordance with its terms.

(b) The Company’s Representations. Company warrants and represents that (i) it has not filed or authorized the filing of any complaints, charges or lawsuits against the Executive or any of the Executive Releasees with any governmental agency or court, and that if, unbeknownst to Company such a complaint, charge or lawsuit has been filed on its behalf, it will immediately cause it to be withdrawn and dismissed, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, to which the Company is a party or any judgment, order or decree to which the Company is subject.

9. No Assignment. Executive warrants and represents that no portion of any of the matters released herein has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive shall indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. The Company warrants and represents that no portion of any claims that it may have against the Executive have been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Executive by any third party because of any actual assignment, subrogation or transfer by the Company, the Company shall indemnify and hold harmless the Executive against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

Confidential

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions of any state other than California.

11. Miscellaneous. This Agreement, together with the Employee’s Proprietary Information and Inventions Agreement and the agreements evidencing the Stock Options, constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes in its entirety the Change in Control Agreement, and the Employment Agreements between the Company and Executive dated as of February 5, 2007 and between ExecustaffHR and Executive dated as of February 16, 2007. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary “separation from service” for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive and Company acknowledge that there are no other agreements, written, oral or implied, and that they may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed by facsimile transmission or by signing, scanning and emailing and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Executive’s Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment or consulting work.

(Signature page(s) follow)

Confidential

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement and General Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: 22 November, 2011

/s/ Steven Benner
Steven E. Benner, M.D.

ONCOMED PHARMACEUTICALS

DATED: November , 2011

By:
Paul Hastings
President & Chief Executive Officer

DATED: November 22,2011	On behalf of Paul J. Hastings:

/s/ William D. Waddill
William D. Waddill
Senior Vice President,
Chief Financial Officer

S-1